Exhibit 99.1
ABM INDUSTRIES ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
Company Achieves Record Revenue of $666.6 Million
SAN FRANCISCO, CA — March 29, 2006 — ABM Industries Incorporated (NYSE:ABM), a leading facility services contractor in the United States, today reported income from continuing operations for the first quarter of fiscal 2006 was $4.0 million ($0.08 per diluted share) down 29.0% compared to $5.6 million ($0.11 per diluted share) for the prior year first quarter. Sales and other income for the first quarter of fiscal 2006 increased 4.5% to $666.6 million from $638.2 million in the first quarter of fiscal 2005.
“First quarter performance on a consolidated basis was unsatisfactory,” stated Henrik Slipsager, ABM’s president and chief executive officer. “Higher professional fees related to ABM’s Sarbanes-Oxley compliance effort and our audit, as well as disappointing performance in our Security subsidiary, Security Services of America (SSA), adversely impacted our results by $0.07 per fully diluted share in comparison to our December forecast.
“Within the businesses, our largest segment, Janitorial, achieved strong 18.2% year-over-year increase in operating profit on top-line growth of 2.7%. Our Engineering segment experienced another quarter of solid revenue growth, posting a 15.3% increase over the same period last year. Operating profit for Engineering was up 6.2% compared to the first quarter of fiscal 2005.
“During the quarter, we extended our geographic reach with the acquisition of Brandywine Building Services.” Mr. Slipsager continued, “This strategic acquisition, with annual revenues of $9 million, added to our lines of manufacturing and specialty cleaning services, which is an area where we can leverage our expertise.
“We ended the quarter with $32 million in cash and cash equivalents, $245 million in working capital and no debt. Guidance for the second quarter is $0.19 to $0.23 per diluted share, which includes costs associated with the independent investigation conducted under the supervision of the Audit Committee. The second quarter has one less workday compared to the same period last year. For the fiscal year, the guidance remains as previously communicated, $0.85 to $0.95 per diluted share.
“I am pleased to announce that Maryellen Herringer has accepted the role of Chairman of the Board for ABM Industries. Maryellen has capably served on our board since 1993. I look forward to working closely with Maryellen in her new role.”
Full-Year 2005
Mr. Slipsager concluded, “ABM has filed its Form 10-K for fiscal 2005. While I was disappointed with the delay in filing, I realize that in today’s business environment, all necessary steps must be taken to ensure that the interests of stockholders are protected. I am pleased that the independent investigation conducted by ABM’s Audit Committee substantiated senior management’s initial conclusions. Now we can focus squarely on improving the profitability and internal controls of SSA and can continue to build upon the operational momentum achieved by our other service businesses.”

The Company’s income from continuing operations for fiscal 2005 was $43.6 million ($0.86 per diluted share), up 46.9%, compared to $29.6 million ($0.59 per diluted share) for fiscal 2004.
Sales and other income for the year ended October 31, 2005 were $2.59 billion, up 8.9%, compared to $2.38 billion in 2004. Net income, which includes income from discontinued operations, was $57.9 million ($1.15 per diluted share), up 90.0%, compared to $30.5 million ($0.61 per diluted share) for fiscal 2004. The Company realized an after-tax gain from the sale of its Mechanical services subsidiary of $14.2 million ($0.29 per diluted share) in fiscal 2005.
Investor Meeting
ABM Industries Incorporated will host an investor meeting on Thursday, March 30, 2006, at 9:30 a.m. Pacific Time (12:30 p.m. Eastern Time). The call will be hosted by Henrik Slipsager, president and chief executive officer, and Jim McClure, executive vice president & president of ABM Janitorial. A live broadcast over the Internet will be accessible at http://www.irconnect.com/primecast/06/abm_investorconf.html. The webcast will be archived online within one hour of the completion of the meeting and will then be available through the Investor Relations section of the Company’s Web site at www.abm.com. In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (800) 524-4293 within 15 minutes before the event. Telephonic replays will be available for 48 hours after the call by dialing (800) 642-1687, and then entering ID #6902842.
About ABM Industries
ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With more than 73,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security, which includes American Commercial Security (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement Under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) delays in remediating the material weakness in controls identified in the Company’s security business; (2) a change in the frequency or severity of claims against the Company, a deterioration in claims management, or the cancellation or non-renewal of the Company’s primary insurance policies; (3) a change in actuarial analysis that causes an unanticipated change in insurance reserves; (4) inadequate technology systems that cannot support the growth of the business; (5) labor disputes that lead to a loss of sales and expense variations; (6) acquisition activity slows or is unsuccessful; (7) a decline in commercial office building occupancy and rental rates lowers sales and profitability; (8) weakness in airline travel and the hospitality industry that affects the results of the Company’s Parking segment; (9) financial difficulties or bankruptcy of a major customer; (10) the loss of long-term customers; (11) intense competition that lowers revenue or reduces margins; (12) an increase in costs that the Company cannot pass on to customers; (13) natural disasters or acts of terrorism that disrupt the Company in providing services; (14) significant accounting and other control costs that reduce the Company’s profitability; and (15) other issues and uncertainties that may include: new accounting pronouncements or changes in accounting policies, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers, unanticipated adverse jury determinations, judicial rulings or other developments in litigation to which the Company is subject, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT:
George B. Sundby
Executive Vice President and
Chief Financial Officer
ABM Industries Inc.
(415) 733-4000

BALANCE SHEET SUMMARY

	January 31,	October 31,
	2006	2005

	(UNAUDITED)
Assets
Cash and cash equivalents	$32,095,000	$56,793,000
Trade accounts receivable, net	365,170,000	345,104,000
Other current assets	125,830,000	119,556,000

Total current assets	523,095,000	521,453,000
Goodwill	245,379,000	243,559,000
Other intangibles, net	27,873,000	24,463,000
All other assets	115,541,000	114,235,000

Total assets	$911,888,000	$903,710,000

Liabilities
Current liabilities	$277,805,000	$275,074,000
Non-current liabilities	154,813,000	152,710,000

Total liabilities	432,618,000	427,784,000
Stockholders’ Equity	479,270,000	475,926,000

Total liabilities and stockholders’ equity	$911,888,000	$903,710,000

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
	2006	2005

Net cash flows from continuing operating activities	$(11,916,000)	$11,250,000
Net operational cash flows from discontinued operations	—	1,413,000

Net Cash (Used In) Provided By Operating Activities	$(11,916,000)	$12,663,000

Net Cash Used In Investing Activities	$(10,820,000)	$(18,669,000)

Common stock issued	$3,447,000	$8,595,000
Dividends paid	(5,409,000)	(5,183,000)

Net Cash (Used In) Provided By Financing Activities	$(1,962,000)	$3,412,000

INCOME STATEMENT (UNAUDITED)

	Three Months Ended January 31,		Increase
	2006	2005	(Decrease)

Revenues
Sales and other income	$666,601,000	$638,165,000	4.5%
Expenses
Operating expenses and cost of goods sold	606,176,000	579,457,000	4.6%
Selling, general and administrative expenses	52,893,000	48,107,000	9.9%
Intangible amortization	1,578,000	1,356,000	16.4%
Interest expense	123,000	252,000	(51.2)%

Total expenses	660,770,000	629,172,000	5.0%

Income from continuing operations before income taxes	5,831,000	8,993,000	(35.2)%
Income taxes	1,841,000	3,370,000	(45.4)%

Income from continuing operations	3,990,000	5,623,000	(29.0)%
Loss from discontinued operations, net of income taxes	—	(139,000)	—

Net Income	$3,990,000	$5,484,000	(27.2)%

Net income per common share — Basic
Income from continuing operations	$0.08	$0.11	(27.3)%
Loss from discontinued operations	—	—	—

	$0.08	$0.11	(27.3)%

Net income per common share — Diluted
Income from continuing operations	$0.08	$0.11	(27.3)%
Loss from discontinued operations	—	—	—

	$0.08	$0.11	(27.3)%

Average Common And Common Equivalent Shares
Basic	49,185,000	49,192,000	(0.0)%
Diluted	50,151,000	50,402,000	(0.5)%
SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,		Increase
	2006	2005	(Decrease)

Sales and Other Income
Janitorial	$386,354,000	$376,123,000	2.7%
Parking	105,721,000	101,126,000	4.5%
Security	78,296,000	73,111,000	7.1%
Engineering	66,939,000	58,048,000	15.3%
Lighting	28,896,000	29,416,000	(1.8)%
Corporate	395,000	341,000	15.8%

	$666,601,000	$638,165,000	4.5%

Operating Profit
Janitorial	$14,696,000	$12,432,000	18.2%
Parking	1,639,000	2,388,000	(31.4)%
Security	175,000	(913,000)	119.2%
Engineering	3,188,000	3,001,000	6.2%
Lighting	335,000	681,000	(50.8)%
Corporate expenses	(14,079,000)	(8,344,000)	68.7%

Operating profit from continuing operations	5,954,000	9,245,000	(35.6)%
Interest expense	(123,000)	(252,000)	(51.2)%

Income from continuing operations before income taxes	$5,831,000	$8,993,000	(35.2)%